ITEM 77C
SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

LAST MEETING OF SHAREHOLDERS
A Special Meeting of Trust shareholders was held on March 22, 1999. On January 21, 1999, the record date for shareholder voting at the meeting, there were 1,663,472,194 total outstanding shares. The following items were considered by shareholders and the results of their voting were as follows:
Agenda Item 1.  Vote on Trustees1






				For		Withheld Authority To Vote
Thomas G. Bigley		864,767,307	596,845
John T. Conroy, Jr.		864,767,307	596,845
John F. Cunningham		864,864,454	499,698
Peter E. Madden			864,864,454	499,698
Charles F. Mansfield, Jr.	864,864,454	499,698
John E. Murray, Jr.		864,864,454	499,698
John S. Walsh			864,864,454	499,698

1	The following Trustees of the Trust continued their terms as Trustees of the
Trust:  John F. Donahue, William J. Copeland, James E. Dowd, Lawrence D.
Ellis, M.D., Edward L. Flaherty, Jr., Wesley W. Posvar, Majorie P. Smuts.

Agenda Item 2. To ratify the selection of Arthur Andersen LLP as the Trust's independent auditors

For		Against		Abstentions
864,728,478	59		635,614

Agenda Item 3. To make changes to the Trust's fundamental investment policies:

	(a)	To approve making non-fundamental, and amending, the Trust's fundamental investment policy regarding maturity of money market instruments

		For		Against		Abstentions
		838,837,129	24,460,753	2,066,269

	(b)	To approve a revision in the Trust's fundamental investment
policy regarding borrowing to permit the purchase of securities while borrowings are outstanding

		For		Against		Abstentions
		809,295,084	52,498,092	3,570,97



(c) To amend the Trust's fundamental investment policy regarding pledging securities to permit the Trust to pledge assets to secure permitted borrowings

		For		Against		Abstentions
		824,498,376	37,288,226	3,577,549

Agenda Item 4. To eliminate the Trust's fundamental investment policy regarding the average maturity of securities in the Trust's portfolio

For		Against		Abstentions
838,533,522	20,410,463	6,420,165


Agenda Item 5. To approve a clarifying amendment to the Trust's Investment Advisory Agreement to exclude Rule 12b-1 fees and shareholder service fees from the expense cap

For		Against		Abstentions
836,603,452	26,553,196	2,207,503


Agenda Item 6. To approve an amendment and restatement to the Trust's Declaration of Trust to require the approval by a "1940 Act" majority of shareholders in the event of the sale or conveyance of the assets of the Trust to another trust or corporation

For		Against		Abstentions
842,675,160	20,557,387	2,131,604


Agenda Item 7. To approve a proposed Agreement and Plan of Reorganization between the Trust and Money Market Obligations Trust, on behalf of its series, Trust for U.S. Treasury Obligations (the "New Fund"), whereby the New Fund would acquire all of the assets of the Trust in exchange for shares of the New Fund to be distributed pro rata by the Trust to its shareholders in complete liquidation and termination of the Trust

For		Against		Abstentions
841,961,878	20,925,207	2,477,066